                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ---------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)
                               (AMENDMENT NO. 1)

                             AVIS RENT A CAR, INC.
                             ---------------------
                                (NAME OF ISSUER)

                    Common Stock, Par Value $ .01 Per Share
                    ---------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  053790 10 1
                                  -----------
                                 (CUSIP NUMBER)

                                JANUARY 21, 1999
                                ----------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

    [ ] RULE 13D-1(B)
    [ ] RULE 13D-(C)
    [X] RULE 13D-1(D)

-----------------------------------------------                              -------------------------------------------------------
CUSIP NO. 053790 10 1                                       13G                                 PAGE 2 OF 9 PAGES
-----------------------------------------------                              -------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         CENDANT CAR HOLDINGS, INC.                (22-3584781)
------------------------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [X]
                                                                                                                           (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 0
      BENEFICIALLY       -----------------------------------------------------------------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH                  6,200,000
       REPORTING         -----------------------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  0
                         -----------------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                6,200,000
------------------------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,200,000
------------------------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                               [ ]
------------------------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.53%
------------------------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------                              -------------------------------------------------------
CUSIP NO. 053790 10 1                                       13G                                 PAGE 3 OF 9 PAGES
-----------------------------------------------                              -------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         CENDANT CAR RENTAL, INC.             (22-2732926)
------------------------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [X]
                                                                                                                           (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 0
      BENEFICIALLY       -----------------------------------------------------------------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH                  6,200,000
       REPORTING         -----------------------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  0
                         -----------------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                6,200,000
------------------------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,200,000
------------------------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                               [ ]
------------------------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.53%
------------------------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------                              -------------------------------------------------------
CUSIP NO. 053790 10 1                                       13G                                PAGE   4  OF 9 PAGES
-----------------------------------------------                              -------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         CENDANT CORPORATION                 (06-0918165 )
------------------------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (a) [X]
                                                                                                                           (b) [ ]
------------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 0
      BENEFICIALLY       -----------------------------------------------------------------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH                  6,200,000
       REPORTING         -----------------------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  0
                         -----------------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                6,200,000
------------------------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,200,000
------------------------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                               [ ]
------------------------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.53%
------------------------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------                              -------------------------------------------------------
CUSIP NO. 053790 10 1                                       13G                                PAGE   5  OF 9 PAGES
-----------------------------------------------                              -------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         HFS CAR RENTAL HOLDINGS, INC.                (22-3475741)
------------------------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (c) [X]
                                                                                                                           (d) [ ]
------------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 0
      BENEFICIALLY       -----------------------------------------------------------------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH                  6,200,000
       REPORTING         -----------------------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  0
                         -----------------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                6,200,000
------------------------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,200,000
------------------------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                               [ ]
------------------------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.53%
------------------------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------                              -------------------------------------------------------
CUSIP NO. 053790 10 1                                       13G                                PAGE   6  OF 9 PAGES
-----------------------------------------------                              -------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         CENDANT FINANCE HOLDING CORPORATION          (83-0321974)
------------------------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (e) [X]
                                                                                                                           (f) [ ]
------------------------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER
         SHARES                 0
      BENEFICIALLY       -----------------------------------------------------------------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH                  6,200,000
       REPORTING         -----------------------------------------------------------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH                  0
                         -----------------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                6,200,000
------------------------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,200,000
------------------------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                               [ ]
------------------------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         19.53%
------------------------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
------------------------------------------------------------------------------------------------------------------------------------

CUSIP No. 053790 10 1                                         Page 7 of 9 Pages

Item 1(a) -       Name of Issuer:

                  Avis Rent A Car, Inc.

Item 1(b) -       Address of Principal Executive Offices:

                  900 Old Country Road
                  Garden City, New York 11530

Item 2(a) -       Name of Person Filing:

                  Cendant Corporation

Item 2(b) -       Address of Principal Business Office or, if none, Residence:

                  Cendant Corporation
                    9 West 57th Street, 37th Floor
                    New York, NY  10019

                  Cendant Car Holdings, Inc.
                  Cendant Finance Holding Corporation
                  HFS Car Rental Holdings, Inc.
                  Cendant Car Rental, Inc.
                      6 Sylvan Way
                      Parsippany, NJ  07054

Item 2(c) -       Place of Organization:

                  All reporting entities are organized in Delaware

Item 2(d) -       Title of Class of Securities:

                  Common Stock, par value $ .01 per share

Item 2(e) -       CUSIP Number:

                   053790 10 1

Item 3    -       Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not Applicable

CUSIP No. 053790 10 1                                         Page 8 of 9 Pages

Item 4    -       Ownership.

                  (a)      Amount Beneficially Owned:

                           Cendant Car Holdings, Inc. owns 6,200,000 shares of Common Stock.

                           Each of Cendant Corporation, Cendant Finance Holding Corporation, HFS Car Rental Holdings, Inc. and Cendant Car Rental, Inc. may be deemed to beneficially own the shares owned by Cendant Car Holdings, Inc.

                  (b)      Percent of Class

                           19.53%

                  (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                 0

                           (ii)  Shared power to vote or to direct the vote:

                                 6,200,000 shares of Common Stock

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                 0

                           (iv) Shared power to dispose or to direct the disposition of:

                                 6,200,000 shares of common Stock

Item 5    -       Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6    -       Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7    -       Identification and Classification of the Subsidiary which
                  Acquired the Security being Reported on by the Parent Holding
                  Company:

                  Not Applicable

CUSIP No. 053790 10 1                                         Page 9 of 9 Pages

Item 8    -       Identification and Classification of Members of the Group:

                  Not Applicable

Item 9    -       Notice of Dissolution of Group:

                  Not Applicable

Item 10   -       Certifications:

                  Not Applicable

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    CENDANT CORPORATION
                                    CENDANT FINANCE HOLDING CORPORATION
                                    HFS CAR RENTAL HOLDINGS, INC.
                                    CENDANT CAR RENTAL, INC.
                                    CENDANT CAR HOLDINGS, INC.


                                        /s/ James E. Buckman
                                    -----------------------------
                                    By: James E. Buckman
                                        Vice Chairman and
                                        General Counsel

Date:  February 11, 1999